Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statements on Form S‑8 of Home Federal Bancorp, Inc. of Louisiana of our report dated October 2, 2023 with respect to the consolidated financial statements of Home Federal Bancorp, Inc. of Louisiana, included in the annual report on Form 10‑K for the year ended June 30, 2024.

/s/ FORVIS MAZARS, LLP

Fort Worth, Texas

October 1, 2024